Exhibit 99.1

HubSpot Announces Claire Hughes Johnson Joins Board of Directors

CAMBRIDGE, MA – March 24, 2022 – HubSpot, a leading customer relationship management (CRM) platform, announced today that Claire Hughes Johnson has joined the company’s board of directors. Hughes Johnson brings more than two decades of experience in scaling high-growth companies and products.

Hughes Johnson joins as Julie Herendeen transitions from the board. Herendeen joined HubSpot’s board in 2016 and has supported the company through a period of rapid transformation that includes significant expansion across HubSpot’s platform and Yamini Rangan’s transition to CEO in 2021.

“First, I want to thank Julie for her support and guidance over the past six years. As one of HubSpot’s first board members as a public company, Julie has been instrumental in navigating HubSpot through a period of tremendous growth and change. While I’m sad to see Julie go, I’m excited to be welcoming Claire to our board,” said Brian Halligan, HubSpot’s co-founder and Executive Chairperson. “Claire has impressive experience when it comes to scaling high-growth companies, as she was an executive at Google from 2004 to 2014 and COO at Stripe from 2014 to 2021. Her experience in payments at Stripe will be invaluable as we continue to build out HubSpot Payments in the coming years. In addition to being a great operator who has seen some great movies, she’s a great person that I look forward to working with.”

“The CRM industry has dramatically evolved during the pandemic, and I have tremendous respect for Yamini and her team for turning HubSpot into an engine for innovation during this time,” said Hughes Johnson. “I’m thrilled to work alongside the rest of the Board as HubSpot continues to hone and scale its customer-centric approach.”

Hughes Johnson’s experience as chief operating officer at Stripe and vice president of multiple Google business teams, including Global Online Sales, Google Offers, and Google Self-Driving Cars, will be instrumental as HubSpot continues to build out its product offerings, including its natively built CRM-powered payments capabilities.

Hughes Johnson is currently a corporate officer and advisor for Stripe, and she also serves on the boards of directors of the media company, The Atlantic; Ameresco, a leading renewable energy company; and self-driving company, Aurora Innovation.

“Throughout my career, I’ve worked with purpose-driven technology companies that create bold solutions to customers’ most challenging problems. These past six years with HubSpot have been an incredible opportunity to do that, and I’m proud of the many milestones that HubSpot has achieved,” said Herendeen. “There are many more ahead, and I’m confident that Claire and the rest of the board will do a great job supporting HubSpot as it enters this exciting new

Exhibit 99.1

chapter. It’s been a pleasure working with HubSpot and my fellow board members, and I wish them the best of luck.”

To learn more about HubSpot’s board of directors, please visit https://www.hubspot.com/company/board-of-directors.

About HubSpot

HubSpot (NYSE: HUBS) is a leading customer relationship management (CRM) platform that provides software and support to help companies grow better. The platform includes marketing, sales, service, operations, and website management products that start free and scale to meet our customers’ needs at any stage of growth. Today, more than 135,000 customers across more than 120 countries use HubSpot’s powerful and easy-to-use tools and integrations to attract, engage, and delight customers.

Named Glassdoor’s #2 Best Place to Work in 2022, HubSpot has been recognized for its award-winning culture by Great Place to Work, Comparably, Fortune, Entrepreneur, Inc., and more. HubSpot was founded in 2006 and is headquartered in Cambridge, Massachusetts. The company’s thousands of employees work across the globe in HubSpot offices and remotely.

Learn more at www.hubspot.com.

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Press Contact

Ellie Flanagan

eflanagan@hubspot.com

857-829-5301